Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made as of May 10, 2024, by and between Biofrontera, Inc, a Delaware corporation (the “Company”) having its registered office at 120 Presidential Way, Suite 330, Woburn, MA 01801 and E. Fred Leffler, III (the “Executive”).

BACKGROUND INFORMATION

WHEREAS, the Company entered into a certain Employment Agreement with Executive, effective October 3, 2022 (the “Employment Agreement”), securing the employment services of the Executive for an indefinite period of time and upon the particular terms and conditions therein;

WHEREAS, the Company and the Executive wish to i) amend certain terms of said Employment Agreement, and ii) restate the Employment Agreement in its entirety.

NOW, THEREFORE, the parties agree as follows:

OPERATIVE PROVISIONS

1.	EMPLOYMENT AND TERM

The Company proposes to employ the Executive in the capacity of “Chief Financial Officer”. It is agreed that the Executive will devote 100% of their working capacity to the performance of their duties hereunder and will directly report to the Chief Executive Officer. This Agreement shall remain in full force and effect for an indefinite period of time and is subject to termination pursuant to Section 9 of the Agreement.

2.	DUTIES

During the term of the Agreement, whether initial or extended, the Executive shall render to the Company services as Chief Financial Officer of the Company and shall perform such duties as may be designated by and subject to the supervision of the Chief Executive Officer, and shall serve in such additional capacities appropriate to his responsibilities and skills as shall be designated by the Chief Executive Officer. During such period, the Executive shall devote their full attention, time and energies as necessary to the business affairs of the Company (subject to the terms of Section 1 above and Section 5 below) and will use reasonable business efforts to promote the interests and reputation of the Company. Executive may only pursue non-competitive activities as do not interfere with the complete performance of their obligations hereunder unless by prior agreed of the Company’s Chief Executive Officer.

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3.	LOCATION OF EMPLOYMENT

Executive’s principal place of employment shall be at the Company’s headquarters, which is currently located in Woburn, MA. Executive shall also be required to conduct reasonable business travel as directed by the Chief Executive Officer and consistent with the Executive’s duties and responsibilities.

4.	COMPENSATION

For the services to be rendered by the Executive under the Agreement, the Company shall pay a salary while Executive is rendering such services and performing their duties hereunder, and the Executive shall accept such salary as full payment for such service. The annual base salary will be $371,000.00 reduced by (i) Federal income tax withholding, (ii) FICA; and (iii) such other reductions as may be agreed upon by the parties or required by law. The salary shall be paid in bi-weekly installments and in accordance with the Company’s customary payroll procedure. Executive is eligible to participate in the Company’s annual merit review process, by which the Board of Directors may, in its sole discretion, increase Executive’s base salary without the need to formally amend this Agreement.

For each fiscal year in effect during the active life of this Agreement, the Executive shall be eligible to receive a cash bonus of up to 40% of their base salary (the “Target Bonus”) upon the attainment of performance goals set in advance by the Chief Executive Officer. During Executive’s first calendar year of employment, the Target Bonus shall be prorated based on the time Executive was actively employed by the Company during calendar year. All Target Bonuses shall be paid after the completion of the Company’s financial statements for the applicable fiscal year as and when bonuses are paid to members of senior management generally. The actual amount of Executive’s bonus shall depend upon the level of achievement of set targets, however no bonus shall be paid if the level of target achievement is below 70%.

Executive shall be eligible to participate in Company’s stock option plan. The number of options awarded to Executive shall be at the discretion of the Board of Directors. At the time of hire, Executive shall receive 100,000 stock options, which shall be subject to same vesting schedule and other terms, conditions, and restrictions imposed upon all awards made given under Company’s employee stock option program.

Upon the Executive’s termination of employment, regardless of the reason for such termination and regardless of the party by whom such termination is initiated, the Executive shall be entitled to immediate payment of all accrued but unpaid base salary and expenses owed.

In addition, upon the Executive’s termination of employment either (i) by the Company for any reason other than termination for “Cause” (under Section 9(d) of the Agreement) or (ii) by Executive for “Good Reason” (under Section 9(g)), the Executive shall be entitled to receive a severance payment equal to one twelfth the Executive’s then-current annual base salary for each full year the Executive has been employed by the Company; provided, however, that such payment (a) shall not be less than six (6) months of Executive’s then-current base salary, and (b) shall not exceed two (2) full years of Executive’s then-current base salary. Such severance payments shall be expressly conditioned upon the Executive’s execution and delivery to the Company of a waiver and release of claims in a form reasonably acceptable to the Company (the “Release”) and such Release becoming irrevocable no later than sixty (60) days following Executive’s termination of employment. For the avoidance of doubt, the payments and benefits set forth in this paragraph shall be forfeited if such Release has not been executed, delivered and become irrevocable within such sixty (60) day period.

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5.	VACATION; FRINGE BENEFITS; REIMBURSEMENT OF EXPENSES

The Executive shall be entitled to paid time off in accordance with the Company’s standard policy. Executive shall not be entitled to receive monetary or other valuable consideration for vacation time which is accrued but not taken, unless so ordered by the Board of Directors. Timing of vacations shall be reasonably exercised by the Executive.

During their period of employment hereunder, the Executive shall further be entitled to (a) such leave by reason of physical or mental disability or incapacity and to such participation in medical and life insurance, pension benefits, disability and other fringe benefit plans as the Company may make generally available to all of its other employees from time to time; subject, however, as to such plans, to such budgetary constraints or other limitations as may be imposed by the Board of Directors of the Company from time to time; and (b) reimbursement for all normal and reasonable expenses necessarily incurred by their in the performance of their obligations hereunder, subject to such reasonable substantiation requirements as may be imposed by the Company to all employees of the Company, unless otherwise agreed to by the Board of Directors.

6.	CONFIDENTIAL INFORMATION AND PROPRIETARY INTERESTS

Executive acknowledges that as Chief Financial Officer, they will receive Company’s Confidential Information. Executive recognizes that all such Confidential Information is and shall remain the sole property of the Company, free of any rights of Executive, and acknowledges that the Company has a vested interest in assuring that all such Confidential Information remains secret and confidential. Therefore, Executive agrees that during or after the expiration of their term of employment with the Company, the Executive shall not communicate or divulge to, or use for the benefit of, any individual, association, partnership, trust, corporation or other entity except the Company, any Confidential Information received by the Executive by virtue of their employment, without first being in receipt of the Company’s written consent to do so.

For the purposes of this Agreement, the term “Confidential Information” means:

a.	All information developed or used by the Company or its associates relating to business operations, including but not limited to customer lists, purchase orders, supplier or distributor information, financial data, pricing information and price lists, business plans, marketing strategies, personnel records, and all books, records, manuals, advertising materials, catalogues, correspondences, mailing lists, production data, and purchasing materials; and

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b.	All proprietary information of the company (or any records related to the same), including but not limited to all trade secrets, inventions, processes, procedures, research records, market surveys or marketing know-how, trademarks, copyrights, patents, and patent applications.

c.	All information of the Company disclosed during the course of activities performed on behalf of the Board of Directors including discussions, votes, or other information whether publicly disclosed or not.

The term “Confidential Information” shall not include information that is or becomes generally known to the public other than as a result of a disclosure by Executive in violation of this Agreement, or by any other employee of the Company subject to confidentiality obligations.

7.	NON-COMPETITION/NON-SOLICITATION

During the term of their employment hereunder and for a period of one (1) year following the earlier of (i) either party’s notice of termination under Section 9(b), or (ii) the actual termination hereof for any reason other than (a) the Company’s discontinuance of activities; or (b) an adjudication of the Company’s material breach of any of its obligations set forth in Sections 1, 2, 4, and 5 inclusive, the “Restricted Period”), the Executive shall not, without prior written consent by the Board of Directors of the Company, directly or indirectly, engage in or become an owner of, render any service to, enter the employment of, or represent or solicit for any business which competes with any activity of the Company conducted at any time during the Executive’s period of employment and which is located in the United States. The parties expressly agree that the duration and geographical area of the restrictive covenant are reasonable.

The covenant shall be construed as an agreement independent of any other provision herein; and the existence of any claim or cause of action of the Executive against the Company regardless of how arising, shall not constitute a defense to the enforcement by the Company or its terms. If any portion of the covenant is held by a court to be unenforceable with respect either to its duration or geographical area, for whatever reason, it shall be considered divisible both as to time and geographical area, resulting in an intended requirement that the longest lesser period of time or largest lesser geographical area found by such court to be a reasonable restriction shall remain an effective restrictive covenant, specifically enforceable against the Executive.

Notwithstanding any statement contained in this Section to the contrary, legal or beneficial ownership by the Executive of a less than five percent (5%) interest in a competitive corporation the stock of which is publicly traded on a stock exchange or by means of an electronic dealer quotation system, shall not of itself be deemed to constitute a breach by the Executive of the terms hereof.

Additionally, during the Executive’s employment with the Company and thereafter during the Restricted Period, the Executive shall not, and shall not permit any third party subject to Executive’s direction or control to, directly or indirectly, (i) call upon, accept business from, or solicit the business of any Person who is, or who had been at any time during the preceding twelve months, a customer or supplier of the Company, (ii) otherwise divert or attempt to divert any business from the Company, (iii) interfere with the business relationships between the Company and any of its customers, suppliers or others with whom they have business relationships or (iv) recruit or otherwise solicit or induce, or enter into or participate in any plan or arrangement to cause, any Person who is an employee of, or otherwise performing services for, the Company to terminate their employment or other relationship with the Company, or hire any Person who has left the employ of or ceased providing services to the Company during the Restricted Period.

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8.	REMEDIES FOR BREACH OF EXECUTIVE OBLIGATIONS

The parties to the agreement agree that the services of the Executive are of a personal, specific, unique and extraordinary character and cannot be readily replaced by the Company. They further agree that in the course of performing their services, the Executive will have access to various types of proprietary information of the Company, which, if released to others or used by the Executive other than for the benefit of the Company, in either case without the Company’s written consent, could cause the Company to suffer irreparable injury. Therefore, the obligation of the Executive established under Section 6 and Section 7 hereof shall be enforceable both at law and in equity, by injunction, specific performance, damages or other remedy; and the right of the Company to obtain any such remedy shall be cumulative and not alternative and shall not be exhausted by any one or more uses thereof. Any adjudication against Executive by the Company shall be in accordance with the laws of Massachusetts and Massachusetts employee rights.

9.	MODIFICATION AND TERMINATION

a.	Modification. The Agreement may be amended or modified only with the mutual written consent of the parties, and in its present form consists of the entire Agreement between and amongst the parties.

b.	Termination-General. The Agreement may be terminated by either party by giving 180 (one hundred and eighty) days’ notice to the other party, and by the Company upon the occurrence of any one of the following events: (a) the death of the Executive; (b) the occurrence to Executive of a physical or mental disability which, in the judgment (reasonably exercised) of the Chief Executive Officer, renders Executive unable to perform their normal duties on behalf of the Company for a continuous period of six (6) months (measured from the first day of the month immediately following the occurrence of such disability); or (c) a determination by the Chief Executive Officer that there is “Cause” (as described in section (d) below) to terminate Executive’s employment.

c.	By Death or Disability. In the event of the Executive’s death, their base compensation otherwise due for the succeeding period of time but no less than three (3) full calendar months following their death shall be paid to their designated beneficiary, or to their estate if no beneficiary has been designated. In the event of their disability the Executive shall be paid their compensation for the succeeding period of time but no less than three (3) months. Thereafter for the succeeding three (3) months shall be treated as being on an authorized unpaid leave of absence.

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d.	For Cause. For purposes of the Agreement, the term “Cause” shall include, but not be limited to (i) the Executive’s willful misconduct or gross negligence; (ii) Executive’s conscious disregard of their obligations hereunder or of any other duties reasonably assigned by the Chief Executive Officer; (iii) Executive’s repeated conscious violation of any provision of the law, the Company’s By-Laws or of its other stated policies, standards, practices, regulations or procedures; (iv) Executive’s commission of any act involving moral turpitude; (v) a determination that Executive has demonstrated a dependence upon any addictive substance, including but not limited to alcohol, controlled substances, narcotics or barbiturates; or (vi) continued, willful and deliberate non-performance by the Executive of their duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Chief Executive Officer.

e.	Continued Effectiveness of Certain Obligations. No termination or expiration of the Agreement, whether consummated by action of either party or by operation of the terms hereof, shall relieve the Executive from their continued performance of the obligations established under Sections 6 and 7 hereof.

f.	Resignation as an Officer or Director. Immediately upon any termination of Executive’s employment for any reason, Executive shall be deemed to have resigned any position he may then hold as an officer of the Company or a member of the Board of Directors or similar body of any of Company’s affiliates, and as a fiduciary of any Company benefit plan.

g.	“Good Reason”. Executive shall be considered to have “Good Reason” to resign their position in the event of: (i) a material diminution in the Executive’s base compensation or Target Bonus below the amount as of the date of this Agreement or as increased during the course of their employment with the Company, excluding one or more reductions (totaling no more than 20% in the aggregate) generally applicable to all senior executives provided; (ii) a material diminution in the Executive’s authority, duties or responsibilities; or (iii) a material change in the geographic location at which the Executive must perform services.

If Executive believes that they have “Good Reason” to resign their position, Executive must provide written notice of the occurrence of the event constituting Good Reason and their desire to terminate their employment with the Company on account of such Good Reason within thirty (30) days of the occurrence. Thereafter, Company will have a period of thirty (30) days following receipt of such written notice to cure the condition. If the Company does not cure the event constituting Good Reason within such thirty (30) day period, the Executive’s employment will terminate the day immediately following the end of such thirty (30) day period, unless the Company provides for an earlier employment termination date.

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10.	Change of Control

If Executive’s termination of employment occurs within 3 months prior to or 12 months after a “Change in Control” as defined in this section and such termination is either (a) by the Company without “Cause,” or (b) by Executive for “Good Reason,” then: (i) Executive would be entitled to receive, in lieu of the severance amount described in Section 4, a severance amount equal to the sum of their current base salary and target annual bonus for the then current fiscal year (or if higher, the target annual bonus for the fiscal year immediately prior to the Change in Control), and (ii) Subject to the Executive’s copayment of premium amounts at the active employees’ rate, the Executive may continue to participate in the Company’s group health, dental and vision program for 12 months; provided, however, that the continuation of health benefits under this Section shall reduce and count against the Executive’s rights under COBRA.

For the purposed of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

a.	The approval by stockholders of the Company of:

1.	Any consolidation or merger of the Company in which the company is not the continuing or surviving corporation, or

2.	A sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company to a party which is not controlled by the Company;

b.	Either:

1.	The receipt by the Company of a report on schedule 13D, or an amendment to such a report, filed with the Securities and Exchange Commission (“SEC”) pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the “1934 Act”) disclosing that any person, group, corporation or other entity (a “Person”) has become the beneficial owner, directly or indirectly, of 30% or more of the outstanding stock of the Company, or

2.	The actual knowledge by the Company of facts, on the basis of which any person is required to file such a report on schedule 13D, or an amendment to such a report, with the SEC (or would be required to file such a report or amendment upon the lapse of the applicable period of time specified in Section 13(d) of the 1934 Act) disclosing that such a person has become the beneficial owner, directly or indirectly, of 30% or more of the outstanding stock of the Company;

c.	The purchase by any person (as defined in Section 13(d) of the 1934 Act), corporation or other entity, other than the Company or a wholly owned subsidiary or a parent company of the Company, of shares pursuant to a tender or exchange offer, to acquire any stock of the Company (or securities convertible into stock) for cash, securities or any other consideration provided that, after consummation of the offer, such person, group, corporation or other entity is the beneficial owner (as defined in rule 13d-3 under the 1934 Act), directly or indirectly, of 30% or more of the outstanding stock of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the 1934 act in the case of rights to acquire stock); or

d.	The combination or merger of the Company with another company in which the Company is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination do not hold, directly or indirectly, more than 30% of the voting stock of the combined company (therefore being excluded from the number of shares held by such shareholders, but not from the voting stock of the combined company, any shares received by affiliates (as defined in the rules of the Securities and Exchange Commission) of such other company in exchange for stock of such other company).

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11.	INDEBTEDNESS OF EXECUTIVE

If, during the course of their employment, Executive becomes indebted to the Company for any reason, the Company shall, if it so elects, have the right to set off and to collect any sums due it from the Executive out of any amounts which it may owe to the Executive for unpaid compensation. In the event that the Agreement terminates for any reason, all sums owed by the Executive to the Company shall become immediately due and payable.

12.	MISCELLANEOUS PROVISIONS

a.	Non-assignment: Neither the Agreement nor any right or interest hereunder shall be assigned by the Executive or their legal representatives.

b.	Enforcement: If any term or condition or the Agreement shall be invalid or deemed unenforceable to any extent or in any application, then the remainder of the Agreement, and such terms or conditions except to such extent or in such application, shall not be affected thereby, and each and every term and condition of the Agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

c.	Notice: All notices or other communications required or permitted to be furnished pursuant to the Agreement shall be in writing and shall be considered as delivered when received by the recipient.

d.	Application of Massachusetts Law: The Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Massachusetts. Venue shall be deemed located in Middlesex County, Massachusetts.

e.	Counterparts: The Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute on and the same instrument.

f.	Binding Effect: Each of the provisions and agreements herein contained shall be binding upon and inure to the benefit of the personal representatives, devisees, heirs, successors, transferees and assigns of the respective parties hereto.

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g.	Cooperation: During and following the active life of this Agreement, Executive shall give Executive’s assistance and cooperation willingly, upon reasonable notice (which shall include due regard to the extent reasonably feasible for Executive’s employment obligations and prior commitments), in any matter relating to Executive’s position with the Company or Executive’s knowledge as a result thereof as the company may reasonably request, including Executive’s attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which he was involved or had knowledge by virtue of Executive’s employment with the Company. The Company will reimburse Executive for reasonable out-of-pocket travel costs and expenses incurred by Executive (in accordance with Company policy) as a result of providing such assistance.

h.	Legal Fees and Costs: If a legal action is initiated by any party to the Agreement against another, arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, or any dispute concerning the same, any and all fees, costs and expenses reasonably incurred by each successful party in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of, such action shall be the joint and several obligation of and shall be paid or reimbursed by the unsuccessful party.

i.	Indemnification: The Company hereby agrees to indemnify Executive and hold Executive harmless to the fullest extent permitted by law and under the bylaws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgements, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from Executive’s good faith performance of their duties and obligations with the Company, except in the case of gross negligence or willful misconduct, whether or not such claims, demands, judgements, costs, expenses, losses, and damages are asserted or filed during the active life of this Agreement.

j.	Survival: The Parties’ obligations under Sections 6, 7, 8, 10, 11, and 12 shall survive the Termination of this agreement.

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IN WITNESS WHEREOF, the parties have executed the Agreement,

COMPANY

Daniel Hakansson
Secretary of the Board of Directors

Date

EXECUTIVE

E. Fred Leffler, III

Date

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